FOR IMMEDIATE RELEASE                    FOR MORE INFORMATION CALL

July 31, 2002                            Investors:      Robert A. Brvenik
                                                         Chief Financial Officer
                                                         (410) 234-1750

                                         Media:          Steven A. Sless
                                                         Public Relations
                                                         (410) 234-8333



      PRIME RETAIL COMPLETES SALE OF SIX OUTLET CENTERS FOR $118.7 MILLION

   Transaction Results in Repayment of $111.0 Million of Recourse Indebtedness

            Company Retains 20% Ownership Interest in Sold Properties

     BALTIMORE - Prime Retail, Inc. (the "Company") (OTC Bulletin Board: PMRE, PMREP, PMREO) today announced the completion on July 26, 2002 of the sale of six outlet centers for aggregate consideration of $118.7 million to wholly-owned affiliates of PFP Venture LLC, a joint venture (the "PFP Venture") (i) 30% owned by PWG Prime Holdings LLC ("PWG") and (ii) 70% owned by FP Investment LLC ("FP"). FP is a joint venture between FRIT PRT Bridge Acquisition LLC ("FRIT"), a Delaware limited liability company, and the Company. Through FP, FRIT and the Company indirectly have ownership interests of 50% and 20%, respectively, in PFP Venture.

     The six outlet centers (collectively, the "Bridge Properties") that were sold are located in Anderson, California; Calhoun, Georgia; Gaffney, South Carolina; Latham, New York; Lee, Massachusetts and Lodi, Ohio and contain an aggregate of 1.3 million square feet of gross leasable area ("GLA"). Under the terms of the transaction, the Company will continue to manage, market and lease the Bridge Properties on behalf of PFP Venture for a fee over a five-year period.

     In connection with the sale, $111.0 million of recourse mortgage indebtedness, which bore an interest rate of 13% and was scheduled to mature on December 31, 2003, on the Bridge Properties was repaid in full. The Company's net cash proceeds of approximately $6.8 million from the sale were contributed to FP. FP used these proceeds along with a $17.2 million capital contribution from FRIT to purchase a 70% ownership interest in PFP Venture. Financing for PFP Venture's purchase of the Bridge Properties was provided by GMAC Mortgage in the form of a $90.0 million, four-year, non-recourse mortgage loan, of which $74.0 million bears interest at LIBOR plus 4.25% (minimum of 7.00% for first three years and 7.25% thereafter) and $16.0 million bears interest at LIBOR plus 4.50% (minimum of 7.75%). Furthermore, subject to satisfaction of certain conditions, the maturity of the $74.0 million portion of the loan may be extended by PFP Venture for one additional year and the minimum interest rate during the extension period would be 7.25%.

     Pursuant to certain venture-related documents, the Company has guaranteed FRIT (i) a 13% return on its $17.2 million of invested capital and (ii) the full return of its invested capital (the "Mandatory Redemption") by December 31, 2003. The Company's guarantee is secured by junior security interests in collateral similar to that pledged to the Company's current mezzanine lenders. FP will be entitled to receive a 15% preferred return (approximately $3.6 million on an annual basis) on its invested capital of $24.0 million in PFP Venture. From the preferred return, FRIT will first receive the 13% return on its invested capital with the remainder applied to the Mandatory Redemption. Upon satisfaction of the Mandatory Redemption, the Company will be entitled to a preferred return until such time as it has been repaid in full, including a 13% return on its invested capital. Thereafter, the Company and FRIT will share any cash flow due to FP on an equal basis.

     Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States and Puerto Rico. Prime Retail currently owns or manages 43 outlet centers totaling approximately 12.2 million square feet of GLA. The Company also owns one community shopping center totaling 27,000 square feet of GLA and 154,000 square feet of office space. Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail's web site at www.primeretail.com.

     FRIT, indirectly through affiliates, was the owner of the $111.0 million recourse mortgage debt that was repaid in full in connection with the sale of the Bridge Properties and is a 50% owner of the Company's mezzanine loan which has a current outstanding principal balance of $34.8 million.

     PWG, a Delaware limited liability company, was formed for the acquisition of its ownership interest in the Bridge Properties. PWG is a joint venture, which through affiliates, is comprised of principals of Pearson Partners, Inc., SAM Group, LLC and Sunset Realty Services LLC.

     Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission. Prime Retail accepts no responsibility for updating forward-looking statements.